Exhibit 99.1

Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.293.4411
dfarifax@foundrynet.com	miburg@foundrynet.com	jason.golz@fd.com
FOUNDRY NETWORKS™ FILES FORM 10-Q
~ Company charges auction rate impairment to income statement ~
     Santa Clara, CA — November 6, 2008 — Foundry Networks™, Inc. (Nasdaq: FDRY), today filed its quarterly report on Form 10-Q with the Securities and Exchange Commission for the quarterly period ending September 30, 2008.
     The Company’s condensed consolidated statement of operations for the three and nine months ended September 30, 2008 reported in the quarterly report reflects a reduction of approximately $13.4 million to net income from the financial results previously announced on October 23, 2008. The Company’s diluted earnings per share is now $0.03 and $0.24 for the three and nine months ended September 30, 2008, respectively.
     The change was the result of the Company’s announcement on October 31, 2008, that in conjunction with the acquisition of the Company by Brocade Communications Systems, that the Company may liquidate its portfolio of auction rate securities. As a result, the Company has concluded that the impairment associated with its auction rate securities was other than temporary.
     Please see the Company’s quarterly report on Form 10-Q filed today with the Securities and Exchange Commission for complete financial results for the quarter ended September 30, 2008.
Cautionary Statement
     This press release contains statements that are forward-looking in nature, including statements regarding the potential liquidation of Foundry’s portfolio of auction rate securities. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties. The risks include, but are not limited to, risks and uncertainties about whether a market exists or will exist for Foundry’s auction rate securities and the amount at which, if any, Foundry could sell such securities. Certain of these and other risks are set forth in more detail under “Item 1A. Risk Factors” in Foundry’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Foundry does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
About Foundry Networks
     Foundry Networks, Inc. (NASDAQ: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions, including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, metro and core routers. Foundry’s customers include the world’s premier ISPs, metro service providers, and enterprises, including e-commerce sites, universities, entertainment, health and wellness, government, financial and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynet.com.